Exhibit 23.1

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 13, 2024, with respect to the consolidated financial statements of Prologis, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Denver, Colorado
June 18, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.